Exhibit 10.26

April 1, 2011

Neil Winklemann

5410 Keith Road

West Vancouver BC Canada V7W 2N2

Dear Neil,

We are pleased that you have accepted the position of President — Walter Energy Canadian & European Operations of Western Coal Corp. (“Western” or the “Company”) effective as of the date of the consummation of the transactions contemplated by the Arrangement Agreement, dated December 2, 2010 between Western and Walter Energy, Inc. (“Walter”). The attached schedules outline the remuneration and benefits and terms and conditions of your continued employment in your new position.

As the President — Canadian & European Operations of Western, you will have such duties, responsibilities and authorities as the Chief Executive Officer of Walter (the “CEO”) determines are appropriate for your position. You will report to the CEO or to his designee.

It is agreed and understood that this letter agreement (including the schedules and exhibits attached hereto) (collectively, the “Agreement”) and the other agreements referred to in this Agreement shall constitute our entire agreement with respect to the subject matter hereof and shall supersede all prior agreements, discussions, understandings and proposals (written or oral) relating to your employment with the Company and its affiliates, including, for the avoidance of doubt, Walter. This Agreement may only be amended or modified by a written agreement executed by you and Western (or any of its respective successors) and will be interpreted under and in accordance with the laws of the Province of British Columbia without regard to conflicts of laws.

This Agreement may be executed by fax or pdf and in any number of counterparts, all of which, when taken together, will constitute one and the same instrument.

Neil, we are delighted that you have accepted the position of President — Walter Energy Canadian & European Operations and we look forward to working with you. If the terms contained within this Agreement are acceptable, please sign one of the enclosed copies and return it to me in the envelope provided.

Best regards,

/s/ Keith Calder	‘May 3 / 2011
Keith Calder	Date
Chief Executive Officer
Walter Energy, Inc.

ACCEPTANCE

I have read the Agreement, have been advised to consult with counsel of my choice concerning the same, and I fully understand the same. I approve and accept the terms set forth in the Agreement as governing my employment relationship with Western.

/s/ Neil Winklemann	13th May 2011
Neil Winklemann	Date

Enclosures:

Schedule A - Remuneration & Benefits

Schedule B - Terms and Conditions

Initials	/s/

SCHEDULE A

REMUNERATION & BENEFITS

Name:	Neil Winklemann

Role Title:	President — Walter Energy Canadian & European Operations

Role Band:	n/a

Department:	Corporate

Employer:	Western

Date of Appointment:	Date of consummation of the transaction contemplated by the Arrangement Agreement, dated December 2, 2010 between Walter and Western.

Continuous Employment Date:	July 5, 2010

This schedule should be read in conjunction with the remainder of the Agreement. The policies covering these benefits and their terms and conditions may be varied from time to time by the Company in its sole discretion, with or without notice.

Base Salary and Remuneration:

The remuneration for this position is a base salary of CDN$400,000 per annum which will be subject to review and adjustment by the Compensation and Human Resources Committee of the Board of Directors of Walter (the “Compensation Committee”) and paid in accordance with Western’s payroll practices, as they may change from time to time. Your annual base salary, as in effect from time to time, is hereinafter referred to as the “Base Salary.”

The remuneration structure is designed to provide competitive levels of total remuneration for strong individual and corporate performance and achieve a close alignment between personal and business performance and remuneration.

Annual Bonus (EIP):	You will continue to participate in the Western annual bonus plan on the same terms and conditions as you currently enjoy until the end of the current fiscal year on June 30,

2011. Thereafter, you will be eligible to participate in Walter’s Executive Incentive Plan, as it may be amended from time to time (the “EIP”) and will be eligible to earn an annual target bonus of 80% of your Base Salary (the “Target Bonus”), with an upside potential of 2 times your Target Bonus for top performance. The actual amount of your bonus, if any, will fluctuate based upon actual performance under the performance metrics associated with the EIP. Participation in the bonus pool is dependent upon the achievement of Walter’s and Western’s annual performance goals, as well as the accomplishment of individual objectives mutually agreed upon in writing each year. In order to receive a bonus under the EIP, you must be employed at the time the bonus is paid. For greater certainty, you will not be entitled to a bonus under the EIP if your employment is terminated for any reason (including without Cause) prior to the date of payment. Notwithstanding anything in this Agreement to the contrary, your bonus, if any, under the EIP, earned in respect of the year ending December 31, 2011, will be pro-rated based upon the percentage of such fiscal year that will have elapsed from July 1, 2011 through the last day of such fiscal year and based solely on the Base Salary actually earned in such fiscal year from your commencement date through the last day of such fiscal year.

Please note that participation in Walter’s Employee Stock Purchase Plan is a condition to participation in the bonus pool under the EIP.

Long Term Incentive:

Subject to your continued active employment with Western, you will be eligible to participate in Walter’s Amended and Restated 2002 Long-Term incentive Award Plan, as it may be amended and restated from time to time (and any successor long term incentive award plan) (collectively, the “LTIP”), and will be eligible to receive annual equity grants from Walter.

Your annual equity grant in respect of the 2011 fiscal year will be valued at 130% of Base Salary, based on the Black-Scholes value at the date of grant, fifty percent (50%) of which will be in the form of non-qualified stock options and fifty percent (50%) of which will be in the form of restricted stock units. Such equity grants will be awarded under and subject to the terms and conditions of the LTIP and the terms and conditions applicable to other awards granted by

Walter under the LTIP to employees of Walter.

For greater certainty, you shall cease to participate in any Western stock option or other long term incentive plans immediately upon the effective date of this Agreement.

Expenses:

Reimbursement for all reasonable and customary out-of-pocket business expenses incurred by you in the performance of your duties hereunder, in accordance with the policies, practices and procedures of Western relating to reimbursement of business expenses incurred by Western employees in effect at any time during the 12 month period preceding the date you incur the expenses; provided, however, that any such expense reimbursement will be made no later than the last day of the calendar year following the calendar year in which you incur the expense, will not affect the expenses eligible for reimbursement in any other calendar year, and cannot be liquidated or exchanged for any other benefit.

Health Care:

You will be eligible to participate in Western’s life and health insurance benefit programs made available to other executive employees in Canada. Your participation will be in accordance with the terms of the applicable plan documents, as they may change from time to time. Additional benefit plan information will be available for your review upon request. After you are enrolled in the benefit plans, you and all eligible family members will be eligible for coverage in accordance with the plan terms.

Retirement Plan:

You will continue to be eligible to participate in Western’s Group RRSP according to its terms as they may change from time to time. Information on the retirement plan will be available for your review upon request.

Vacation:	Your vacation entitlement will accrue at the rate of 25 days of paid vacation per year.

Change in Control:	You will execute an Executive Change-in-Control Severance Agreement in a form substantially similar to the form attached hereto as Exhibit A (the “CIC Agreement”).

Separation Package:	In the event the CIC Agreement does not apply, and subject to (a) your compliance with the restrictive covenants set forth in Sections 4 through 6 of Schedule B and (b) your execution, delivery and non-revocation of a waiver and release of claims in a form substantially similar to the form attached hereto as Exhibit B (the “Release”) on or prior to the 10th day following the date on which your employment with Western terminates due to (x) the termination of your employment by Western, other than for “Cause” (as defined below) or (y) the termination of your employment by you for “Good Reason” (as defined below), but in each case, excluding any cessation of employment by reason of your death or Disability (as defined below) (such date, without regard to any notice period, the “Severance Date”), you will be entitled to receive the following severance payments and benefits:

•   For the period commencing on the day immediately following the Severance Date and ending on the first anniversary of the Severance Date, monthly pay continuation with each monthly payment equal to one-twelfth (1/12) times the sum of your Base Salary and Target Bonus, in each case, as in effect on the Severance Date. Monthly payments will occur in accordance with the payroll dates in effect on the Severance Date, and such payment dates will not be affected by any subsequent change in payroll practices.

•   Except as provided below and subject to the terms of the applicable plans, continuation of group medical, dental, and vision benefits, provided, to the extent applicable, regular contributions are made, at the level in effect on the Severance Date, in each case, for a period (such period, the “Continuation Coverage Period”) beginning immediately upon the Severance Date and continuing until the earliest to occur of (A) the first anniversary of the Severance Date, (B) the last date you are eligible to participate in the benefit under applicable statute, or (C) the date you are eligible to receive comparable benefits from a subsequent employer, as determined solely by Western in good faith; provided, however, that if you fail to execute and deliver the Release or revoke the Release, in either case, the Continuation Coverage Period shall cease immediately upon such date. Such benefits shall be provided to you at the same coverage and cost to you as in effect on the Severance Date. Notwithstanding the foregoing, your participation in the Employee Stock Purchase Plan, long-term disability insurance plan and all other benefits will cease effective on the Severance Date. For purposes of this subsection, you shall send written notice of the terms and conditions of any subsequent employment and the corresponding benefits earned from such employment and shall provide, or cause to be provided, to Western, in writing, correct, complete and timely information concerning the same to the extent requested by Western.

provided, however, that, subject to applicable employment standards legislation, Western shall have the right to cease making such payments and you shall be obligated to repay any such amounts to Western already paid if you fail to execute and deliver the Release within the time period provided for above or, after timely delivery, revoke it within the time period specified in such Release.

Notwithstanding anything in this Agreement to the contrary and for the avoidance of doubt, you shall not be entitled to severance payments or benefits under this Severance Package provisions of the Agreement in the event your employment is terminated without Cause within twenty-four (24) months following a Change in Control of the Company (as defined in the CIC Agreement). Severance payments and benefits payable upon such a termination of employment, if any, shall be determined and paid under the CIC Agreement.

For purposes of this Agreement, the term “Cause” shall mean any grounds at common law for which an employer is entitled to dismiss an employee summarily, and includes, without limitation, the following: (i) your willful and continued refusal to perform the duties of your position (other than any such failure resulting from your incapacity due to physical or mental illness); (ii) your conviction or guilty plea of an indictable offence involving fraud or dishonesty; (iii) theft or embezzlement by you of property from Walter or any subsidiary or affiliate; or (iv) fraudulent preparation by you of financial information of Walter or any subsidiary or affiliate.

For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following conditions (in each case arising without your consent): (A) a material breach of this Agreement by Western or (B) a material diminution in your authority, duties or responsibilities. Notwithstanding the foregoing, your voluntary separation from service shall be for “Good Reason” only if (x) you provide written notice of the facts or circumstances constituting a “Good Reason” condition to Western within 30 days after the initial existence of the Good Reason condition, (y) the Company does not remedy the Good Reason condition within 30 days after it receives such notice and (z) the voluntary separation from service occurs within 90 days after the initial existence of the Good Reason condition. For purposes of this Agreement, the parties agree that “Good Reason” will not exist solely because the amount of your bonus fluctuates due to performance considerations under the EIP or other Walter or Western incentive plan applicable to you and in effect from time to time.

For purposes of this Agreement, the term “Disability” shall mean any medical condition whatsoever which leads to your absence from your job function for a continuous period of six months without you being able to resume such functions on a full time basis at the expiration of such period, it being understood that unsuccessful attempts to return to work for periods under thirty days shall not be deemed to have interrupted said continuity.

You acknowledge that the Separation Package provided pursuant to this Agreement is reasonable and supersedes and replaces any and all rights to reasonable notice of termination that you might otherwise be entitled to at common law. You agree that the payments include all amounts owing in connection with the termination of your employment, including termination pay, severance pay and/or any vacation pay which may accrue after the Severance Date, whether under any contract, statute (including the British Columbia Employment Standards Act), common law or otherwise.

SCHEDULE B

TERMS AND CONDITIONS

1.                                         Outside Interest. While employed by Western, you agree to devote your full business time and best efforts to the performance of your duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict or interfere with the rendition of such services either directly or indirectly without the prior written consent of the CEO of Walter or his designee. You recognize and agree that you are a fiduciary of Western.

2.                                         You agree that all inventions, improvements, trade secrets, reports, manuals, computer programs, systems, tapes and other ideas and materials developed or invented by you during the period of your employment with Walter, either solely or in collaboration with others, which relate to the actual or anticipated business or research of Walter or any of its subsidiaries or affiliates, which result from or are suggested by any work you may do for Walter or any of its subsidiaries or affiliates, or which result from use of Walter’s or any of its subsidiaries’ or affiliates’ premises or Walter’s, its subsidiaries’, its affiliates’, or its customers’ property (collectively, the “Developments”) shall be the sole and exclusive property of Walter. You hereby assign to the Company your entire right and interest in any such Developments, and will hereafter execute any documents in connection therewith that Walter may reasonably request. This section does not apply to any inventions that you made prior to your employment by Walter or Western, or to any inventions that you develop entirely on your own time without using any of Walter’s or Western’s equipment, supplies or facilities, or Walter’s or Western’s or their respective subsidiaries’, affiliates’, or customers’ confidential information which do not relate to Walter’s, Western’s, their respective subsidiaries’ or its affiliates’ business, anticipated research and development, or the work you have performed for Walter, Western and their respective subsidiaries and affiliates.

3.                                         As an inducement of Western to make this offer to you, you represent and warrant that there exists no impediment or restraint, contractual or otherwise on your power, right or ability to accept this offer and to perform the duties and obligations specified in this Agreement.

4.                                         Non-Compete/Non-Solicit. It is understood and agreed that you will have substantial relationships with specific businesses and personnel, prospective and existing, vendors, contractors, customers, and employees of Walter and its subsidiaries that result in the creation of customer goodwill. Therefore, during the term of your employment and for a period of twelve (12) months after your employment terminates for any reason, you shall not anywhere in (a) Wales, (b) British Columbia or (c) any other Canadian province or territory in which Western does business on the Severance Date (collectively, the

“Restricted Area”): (i) directly or indirectly act in concert or conspire with any person employed by Walter or any of its subsidiaries in order to engage in or prepare to engage in or to have a financial or other interest in any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on; or (ii) serve as an employee, agent, partner, shareholder, director or consultant for, or in any other capacity participate, engage, or have a financial or other interest in, any business or any activity which he knows (or reasonably should have known) to be directly competitive with the business of the Company as then being carried on (provided, however, that notwithstanding anything to the contrary contained in this Agreement, you may own up to two percent (2%) of the outstanding shares of the capital stock of a company whose securities are publicly traded). In addition, during the term of your employment and for a period of twelve (12) months after your employment terminates for any reason, you shall not employ or retain or solicit for employment or arrange to have any other person, firm, or other entity employ or retain or solicit for employment or otherwise participate in the employment or retention of any person who is an employee or consultant of Walter or any of its subsidiaries.

5.                                         Non-Disparagement. Following the termination of your employment for any reason and continuing for so long as Waiter or any affiliate, successor or assigns thereof carries on the name or like business within the Restricted Area, you shall not, directly or indirectly, for yourself or on behalf of, or in conjunction with, any other person, persons, company, partnership, corporation, business entity or otherwise:

(a)          Make any statements or announcements or permit anyone to make any public statements or announcements concerning the termination of your employment with Walter, or

(b)          Make any statements that are inflammatory, detrimental, slanderous, or negative in any way to the interests of Walter or its affiliated entities.

6.                                         You acknowledge and agree that you will respect and safeguard Walter’s and its subsidiaries’ property, trade secrets and confidential information. You acknowledge that Walter’s electronic communication systems (such as email and voicemail) are maintained to assist in the conduct of Walter’s and its subsidiaries’ business and that such systems and data exchanged or stored thereon are Walter property. In the event you leave the employ of Walter, you will not disclose any trade secrets or confidential information you acquired while an employee of Walter to any other person or entity, including without limitation, a subsequent employer, or use such information in any manner.

7.                                         Compensation Recovery Policy. You understand and agree that if any of Walter’s or Western’s financial statements are required to be restated due to errors, omissions, fraud or misconduct, the Compensation Committee may, in its sole discretion but acting in good faith, direct that Walter and/or Western recover all or a portion of any cash incentive, equity compensation or severance disbursements paid to you with respect to any fiscal year for which the financial results are negatively affected by such restatement. For purposes of this provision, errors, omissions, fraud or misconduct may include and are not limited to circumstances where Walter or Western has been required to prepare an accounting restatement due to material non-compliance with any financial reporting requirement, as enforced by the Securities and Exchange Commission, and the Compensation Committee has determined in its sole discretion that you had knowledge of the material noncompliance or the circumstances that gave rise to such noncompliance and failed to take reasonable steps to bring it to the attention of the appropriate individuals within Walter, or you personally and knowingly engaged in practices which materially contributed to the circumstances that enabled a material noncompliance to occur.

8.                                         Walter shall withhold from any amounts payable hereunder all Federal, provincial or other taxes as legally shall be required.

9.                                         You acknowledge and agree that you have read this Agreement carefully, have been advised by the Company to consult with an attorney regarding its contents, and that you fully understand the same.